NXSTAGE® REPORTS FOURTH QUARTER AND FULL-YEAR 2010 FINANCIAL RESULTS;
REVENUE GROWTH EXCEEDS COMPANY GUIDANCE
Highlights:
•	Full-Year Revenue Increases to $179.2 million, 21% Annual Growth
•	Full-Year Home Revenue Increases to $85.8 million, 35% Annual Growth
•	Q4’10 Revenue Increases to $49.8 million, up 23% from Q4’09
•	Q4’10 Gross Margin Improves to 35%, up from 28% in Q4’09
LAWRENCE, Mass., February 17, 2011 — NxStage Medical, Inc. (Nasdaq: NXTM), a leading manufacturer of innovative dialysis products, today reported financial results for the three and twelve months ended December 31, 2010, that includes revenue above the top end of its guidance range.
Net revenue for the twelve months ended December 31, 2010 increased 21 percent to $179.2 million compared with revenue of $148.7 million for the full-year 2009. Revenue for the fourth quarter of 2010 increased 23 percent to a record $49.8 million compared with revenue of $40.5 million for the fourth quarter of 2009. The increase in both periods was driven by the Company’s solid performance in Home and Critical Care, which experienced annual growth of 35 percent and 26 percent, respectively, over 2009.
Home revenue grew to $85.8 million for the full-year 2010 compared with revenue of $63.5 million for the full-year 2009. Home revenue increased to $23.6 million in the fourth quarter of 2010 compared with revenue of $17.5 million in the fourth quarter of 2009, representing a 34 percent increase.
Critical Care revenue grew to $28.1 million for the full-year 2010 compared with revenue of $22.3 million for the full-year 2009. Revenue in Critical Care increased to $8.6 million in the fourth quarter of 2010, compared with revenue of $7.0 million in the fourth quarter of 2009, representing a 23 percent increase.
Annual revenue from the Company’s Medisystems in-center business was $65.4 million for the full-year 2010, compared with revenue of $62.9 million for the full-year 2009. Fourth quarter revenue was $17.6 million, compared with $16.0 million in the fourth quarter of 2009.
“2010 was a year of solid revenue growth for NxStage. Our strong fourth quarter results capped a year in which we successfully executed against our strategic initiatives, made significant progress in the Home, and gained momentum across all three markets,” stated Jeffrey H. Burbank, Chief Executive Officer of NxStage Medical, Inc.
Burbank continued, “We are on a multi-year growth agenda, and I believe that our strategy is right on course. Entering 2011, we have good underlying market fundamentals, a strong balance sheet, a solid operating model, as well as a culture of innovation. We remain confident in our ability to build on our momentum moving forward.”

NxStage reported a net loss of $31.7 million or ($0.66) per share for the full-year 2010 compared with a net loss of $43.5 million or ($0.93) per share for the full-year 2009. The Company reported a net loss of $6.3 million or ($0.13) per share for the fourth quarter of 2010 compared with a net loss of $8.7 million or ($0.19) per share for the fourth quarter of 2009.
For the full-year 2010, the Company reported Adjusted EBITDA, adjusted for stock-based compensation, deferred revenue recognized and other non-cash expenses, of $0.5 million, compared with an Adjusted EBITDA loss of $12.7 million for the full-year 2009. For the fourth quarter of 2010, Adjusted EBITDA was $1.5 million compared with an Adjusted EBITDA loss of $1.2 million in the fourth quarter of 2009. (See the exhibits for a reconciliation of this non-GAAP measure.)
Effective January 1, 2011, NxStage adopted Accounting Standards Update (ASU) 2009-13 and ASU 2009-14. Under the new accounting standards, beginning January 1, 2011 revenue from international equipment sales will be recognized upon delivery to distributors rather than ratably over a period of five years. The new accounting standards have been adopted prospectively and therefore, revenue from equipment shipped prior to January 1, 2011 will continue to be recognized ratably.
Guidance:
For the first quarter of 2011, the Company is forecasting revenue to be between $48.0 million and $49.5 million, a net loss in the range of $5.5 to $6.5 million or ($0.10) to ($0.12) per share, and Adjusted EBITDA in the range of $0.5 to $1.5 million.
For the full fiscal year 2011, the Company is forecasting revenue to be between $205 million and $213 million, a net loss in the range of $19 to $23 million or ($0.36) to ($0.43) per share, and Adjusted EBITDA in the range of $6 million to $10 million. The Company expects to achieve consolidated gross margins of between 38 percent to 42 percent in the fourth quarter of 2011.
This release contains a non-GAAP financial measure; a reconciliation of the Company’s non-GAAP financial measure to its most comparable GAAP financial measure is in the exhibits to this press release.
Conference Call:
NxStage will also host a conference call at 9:00 a.m. Eastern Time on Thursday, February 17, 2011 to discuss its fourth quarter and year-end 2010 financial results. To listen to the conference call, please dial 866-804-6927 (domestic) or 857-350-1673 (international). The passcode is 25783380. The call will also be webcast LIVE and can be accessed via the investor relations section of the Company’s website at www.nxstage.com/ir.cfm.
A replay of the conference call will be available 2 hours after the start of the call through February 24, 2011. To access the replay dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter passcode 70668341. An online archive of the conference call can be accessed via the investor relations section of the Company’s website at www.nxstage.com/ir.cfm.
About NxStage
NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of

ESRD and acute kidney failure. For more information on NxStage and its products, please visit the company’s website at www.nxstage.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company’s products, anticipated operating results, including revenue, loss, gross margin and Adjusted EBITDA numbers, expectations with respect to market momentum of further product innovation, and other expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage’s products, growth in home and/or daily hemodialysis, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and daily hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our major customers, including DaVita Inc., and certain other factors that may affect future operating results and which are detailed in NxStage’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the period ended September 30, 2010.
In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.
Contact:

Kristen K. Sheppard, Esq.

VP, Investor Relations

ksheppard@nxstage.com

Non-GAAP Financial Measure
The Company discloses a certain non-GAAP financial measure to supplement the Company’s consolidated financial statements presented on a GAAP basis. This non-GAAP measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States and may be different from similar non-GAAP financial measures used by other companies. The non-GAAP financial measure disclosed by the Company is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Management uses Adjusted EBITDA (EBITDA adjusted for stock based-compensation, deferred revenue recognized, and other non-cash expenses) to understand cash generated from or used in operations. The Company believes the non-GAAP financial measure provides useful and supplementary information allowing investors greater transparency to one measure used by management. The non-GAAP financial measure is meant to supplement, and to be viewed in conjunction with, GAAP financial measures. The non-GAAP financial measure is reconciled to the most comparable GAAP financial measure below.

NxStage Medical, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues	$49,769	$40,510	$179,218	$148,676
Cost of revenues	32,177	29,063	121,091	111,812

Gross profit	17,592	11,447	58,127	36,864

Operating expenses:
Selling and marketing	9,132	7,956	34,166	30,047
Research and development	3,531	2,434	12,900	9,814
Distribution	3,920	3,442	14,751	13,918
General and administrative	6,170	5,020	22,774	19,532

Total operating expenses	22,753	18,852	84,591	73,311

Loss from operations	(5,161)	(7,405)	(26,464)	(36,447)

Other expense:
Interest income	3	3	3	35
Interest expense	(1,165)	(1,020)	(4,597)	(6,522)
Other income (expense), net	242	(288)	114	(268)

	(920)	(1,305)	(4,480)	(6,755)

Net loss before income taxes	(6,081)	(8,710)	(30,944)	(43,202)

Provision for income taxes	212	(33)	768	265

Net loss	$(6,293)	$(8,677)	$(31,712)	$(43,467)

Net loss per share, basic and diluted	$(0.13)	$(0.19)	$(0.66)	$(0.93)

Weighted-average shares outstanding, basic and diluted	50,233	46,704	48,188	46,627

NxStage Medical, Inc.
Consolidated Balance Sheets
(amount in thousands, except share data)
(unaudited)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$104,339	$21,720
Accounts receivable, net	14,107	14,238
Inventory	34,950	28,117
Prepaid expenses and other current assets	2,084	1,227

Total current assets	155,480	65,302

Property and equipment, net	8,290	10,336
Field equipment, net	13,660	21,726
Deferred cost of revenues	40,081	27,799
Intangible assets, net	25,412	28,208
Goodwill	42,698	42,698
Other assets	473	909

Total assets	$286,094	$196,978

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,811	$19,827
Accrued expenses	19,537	9,377
Current portion of long-term debt	43	61

Total current liabilities	36,391	29,265

Deferred revenues	55,366	38,490
Long-term debt	40,454	37,854
Other long-term liabilities	1,754	1,923

Total liabilities	133,965	107,532

Commitments and contingencies
Stockholders’ equity:

Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2010 and 2009	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 54,043,317 shares issued as of December 31, 2010 and 46,795,859 shares issued and outstanding as of December 31, 2009	53	47
Additional paid-in capital	465,642	365,548
Accumulated deficit	(308,426)	(276,714)
Accumulated other comprehensive income	85	565
Treasury stock, at cost: 325,104 shares as of December 31, 2010	(5,225)	—

Total stockholders’ equity	152,129	89,446

Total liabilities and stockholders’ equity	$286,094	$196,978

NxStage Medical, Inc.
Cash Flows from Operating Activities
(amounts in thousands)
(unaudited)

	Twelve Months Ended
	December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(31,712)	$(43,467)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	22,379	20,778
Stock-based compensation	15,351	9,226
Other	2,319	2,690
Changes in operating assets and liabilities:
Accounts receivable	235	(2,208)
Inventory	(28,744)	(9,209)
Prepaid expenses and other assets	(877)	1,513
Accounts payable	(2,781)	2,568
Accrued expenses and other liabilities	10,065	(119)
Deferred revenues	16,876	5,071

Net cash provided by (used in) operating activities	$3,111	$(13,157)

NxStage Medical, Inc.
Revenues by Segment
(amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

System One segment
Home	$23,558	$17,547	$85,762	$63,461
Critical Care	8,565	6,959	28,093	22,340

Total System One segment	32,123	24,506	113,855	85,801
In-Center segment	17,646	16,004	65,363	62,875

Total	$49,769	$40,510	$179,218	$148,676

NxStage Medical, Inc.
Non-GAAP Financial Measures
(amounts in millions)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net loss	$(6.3)	$(8.7)	$(31.7)	$(43.5)
Less: Depreciation, amortization, interest, and taxes	6.7	6.7	27.7	27.9
Less: Adjusting items*	1.1	0.8	4.5	2.9

Adjusted EBITDA gain (loss)	$1.5	$(1.2)	$0.5	$(12.7)

*	Adjusting items include stock-based compensation, deferred revenue recognized and other non-cash expenses

NxStage Medical, Inc.
Non-GAAP Financial Guidance
(amounts in millions)

	Three Months Ended		Twelve Months Ended
	March 31, 2011		December 31, 2011
	High	Low	High	Low
	Estimate	Estimate	Estimate	Estimate
Net loss	$(5.5)	$(6.5)	$(19.0)	$(23.0)
Less: Depreciation, amortization, interest, and taxes	7.3	7.3	30.2	30.2
Less: Adjusting items*	(0.3)	(0.3)	(1.2)	(1.2)

Adjusted EBITDA gain	$1.5	$0.5	$10.0	$6.0

*	Adjusting items include stock-based compensation, deferred revenue recognized and other non-cash expenses